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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

EPIQ SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
on
JUNE 3, 2009
and
PROXY STATEMENT

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

April 24, 2009

Dear Shareholder:

        The Annual Meeting of Shareholders of Epiq Systems, Inc. will be held at 10:00 a.m., central time, on Wednesday, June 3, 2009, at the InterContinental Hotel, 401 Ward Parkway, Kansas City, Missouri 64112. The enclosed Notice of the Meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting.

        On behalf of the board of directors and management of the company, I cordially invite you to attend the Annual Meeting of Shareholders.

        The prompt return of your proxy in the enclosed business reply envelope or voting by telephone or via the Internet (as described on the proxy card) will help ensure that as many shares as possible are represented at the Annual Meeting.

        I personally look forward to seeing you at the Annual Meeting.

Sincerely,

EPIQ SYSTEMS, INC.

Tom W. Olofson
Chairman and
Chief Executive Officer

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 3, 2009

TO THE SHAREHOLDERS OF EPIQ SYSTEMS, INC.

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Epiq Systems, Inc. will be held at the InterContinental Hotel, 401 Ward Parkway, Kansas City, Missouri 64112 at 10:00 a.m., central time, on Wednesday, June 3, 2009, for the following purposes:

  1.
  To elect six directors to the board of directors of the company, each for a term of one year and until their successors are elected and qualified.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the company for the year ending December 31, 2009.

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        Only shareholders of record at the close of business on April 7, 2009, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On April 7, 2009, the record date for the annual meeting, there were 36,033,713 shares of common stock outstanding. Each outstanding share is entitled to one vote.

        The board of directors of the company encourages you to sign, date and promptly mail the proxy in the enclosed postage prepaid envelope or to vote by telephone or via the Internet (as described on the proxy card), regardless of whether or not you intend to be present at the annual meeting. You are urged, however, to attend the annual meeting.

By Order of the Board of Directors

Elizabeth M. Braham, Secretary
Kansas City, Kansas April 24, 2009

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

 PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be held Wednesday, June 3, 2009

SOLICITATION AND REVOCABILITY OF PROXIES

        This proxy statement and the enclosed proxy card are furnished to the shareholders of Epiq Systems, Inc., a Missouri corporation, in connection with the solicitation of proxies by the company for use at our annual meeting of shareholders, and any adjournments or postponement thereof, to be held at the InterContinental Hotel, 401 Ward Parkway, Kansas City, Missouri at 10:00 a.m., central time, on Wednesday, June 3, 2009. The mailing of this proxy statement, the proxy, the notice of annual meeting and the accompanying 2008 annual report to shareholders is expected to commence on May 1, 2009. All costs of solicitation will be borne by the company.

        You are requested to vote your shares by following the instructions on the proxy for voting by telephone or via the Internet or by completing, signing and returning the proxy promptly in the enclosed postage prepaid envelope. Your proxy may be revoked by written notice of revocation delivered to the secretary of the company, by executing and delivering a later dated proxy or by voting in person at the annual meeting. Attendance at the annual meeting will not constitute a revocation of your proxy unless you vote in person at the annual meeting or deliver an executed and later dated proxy. Proxies duly executed and received in time for the annual meeting will be voted in accordance with the shareholders' instructions. If no instructions are given, proxies will be voted as follows:

  a.
  to elect Tom W. Olofson, Christopher E. Olofson, W. Bryan Satterlee, Edward M. Connolly, Jr., James A. Byrnes and Joel Pelofsky as directors to serve for one-year terms until the 2010 annual meeting of shareholders and until their respective successors are duly elected and qualified;

  b.
  to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the company for the year ending December 31, 2009;

  c.
  in the discretion of the proxy holder as to any other matter properly coming before the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 3, 2009

        The notice of annual meeting, proxy statement, form of proxy card and 2008 annual report to shareholders are available at www.epiqsystems.com/investors.php. In accordance with SEC rules, the materials on the site are readable and printable. The site does not use "cookies" or other tracking features which identify visitors to the site.

 OUTSTANDING VOTING SECURITIES OF THE COMPANY

        Only the holders of record of shares of common stock as of the close of business on April 7, 2009, are entitled to vote on the matters to be presented at the annual meeting, either in person or by proxy. At the close of business on April 7, 2009, there were outstanding and entitled to vote a total of 36,033,713 shares of common stock, constituting all of the outstanding voting securities of the company.

        The presence at the annual meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock as of the record date is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the annual meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. Each share of common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote of the shareholders at the annual meeting. The affirmative vote of a majority of the shares of common stock present or represented at the annual meeting is required to elect the directors. Broker non-votes are not deemed to be represented at the meeting for purposes of the proposal to ratify the selection of the independent registered public accounting firm. Abstentions have the effect of a negative vote on the proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the company.

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the annual meeting, the shareholders will elect six directors to hold office for one-year terms until our 2010 annual meeting of shareholders and until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the annual meeting to serve as directors and that the persons named in the proxy will vote for their election. All nominees listed below are currently members of the board of directors. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the board of directors. The board of directors has no reason to believe that any nominee will be unavailable to serve.

        The nominees for directors of the company, as well as certain information about them, are as follows:

Name	Age	Position
Tom W. Olofson	67	Chairman, Chief Executive Officer and Director
Christopher E. Olofson	39	President, Chief Operating Officer and Director
W. Bryan Satterlee	74	Director
Edward M. Connolly, Jr.	66	Director
James A. Byrnes	62	Director
Joel Pelofsky	71	Director

        Tom W. Olofson led a private investor group that acquired the company in July 1988, and has served as chief executive officer and chairman of the board since that time. Mr. Olofson has held various management positions with Xerox Corporation and was a senior vice president and member of the Office of the President of Marion Laboratories, Inc. Mr. Olofson has also served as a director of and advisor to various private companies in which he has been an investor. He earned a BBA from the University of Pittsburgh, and is currently a member of the Board of Visitors of the Katz Graduate School of Business at the University of Pittsburgh. He is the father of Christopher E. Olofson.

        Christopher E. Olofson has served as president of the company since 1998 and as chief operating officer of the company since 1996. Mr. Olofson has also served as a member of the board of directors of the company since 1995. Prior to being named chief operating officer, Mr. Olofson served the company in a variety of positions since 1988. He earned an AB degree from Princeton University, summa cum laude. He is the son of Tom W. Olofson.

        W. Bryan Satterlee was elected to the company's board of directors in 1997. Mr. Satterlee has been a partner since 1989 in NorthEast Ventures, a consulting firm that specializes in business development services and financial evaluations of technology-based venture companies. Mr. Satterlee's background includes ten years of management experience with IBM, and founding a computer leasing/software business, a telecommunications company and a venture investment services business. He earned a BS degree from Lafayette College.

        Edward M. Connolly, Jr. was elected to the company's board of directors in 2001. Mr. Connolly is a retired executive from Aventis Pharmaceuticals, where he served as president of the Aventis Pharmaceuticals Foundation and vice president of community affairs. Prior to that, he held various executive human resources positions at Hoechst Marion Roussel, Marion Merrell Dow, and Marion Laboratories, predecessor companies to Aventis. He holds a BA degree in psychology from Bellarmine University.

        James A. Byrnes was elected to the company's board of directors in January 2003. Mr. Byrnes served as vice president of international marketing for Hoechst Marion Roussel, Inc. until his retirement in 1996. Prior to that, he was vice president of global commercial development for Marion Merrell Dow. Prior to these positions, he held several executive sales and marketing positions at Marion Merrell Dow and Marion Laboratories, predecessor companies to Hoechst Marion Roussel. He holds a BS degree in general science from Gannon University and an MBA degree from Rockhurst College.

        Joel Pelofsky joined the company's board of directors in July 2004. Mr. Pelofsky is currently of counsel with Spencer Fane Britt & Browne LLP. Prior to that, he served as United States Trustee for Missouri, Arkansas and Nebraska from March 1995 through May 2003. From January 1986 through March 1995, Mr. Pelofsky was a partner and chairman of the bankruptcy department of Shugart Thomson & Kilroy. From May 1980 through December 1985, Mr. Pelofsky was a United States Bankruptcy Judge in the United States Bankruptcy Court for the Western District of Missouri. Mr. Pelofsky holds a BA degree from Harvard College and a LLB degree from Harvard Law School.

The board of directors recommends a vote FOR
the election of the nominees for director named above.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of shares of common stock for (i) each director and nominee for election as a director of the company; (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers as a group, and (iv) each person known to the company to be the beneficial owner of more than 5% of the outstanding shares. Beneficial ownership for directors and officers is shown as of April 1, 2009, and beneficial ownership for other 5% or greater shareholders is shown as of December 31, 2008. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Shares Outstanding(2)
Named Executive Officers and Directors(3)
Tom W. Olofson(4)	5,025,000	13.3%
Christopher E. Olofson(5)	2,023,000	5.3
W. Bryan Satterlee(6)	100,375	*
Edward M. Connolly, Jr.(7)	76,063	*
James A. Byrnes(8)	38,500	*
Joel Pelofsky(9)	36,800	*
Elizabeth M. Braham(10)	860,000	2.3
Lorenzo Mendizabal(11)	75,000	*
All directors and named executive officers as a group (8 persons)(12)	8,234,738	20.3%
5% Shareholders(13)
FMR Corp.(14)	5,331,776	14.9%
82 Devonshire Street Boston, MA 02109
St. Denis J. Villere & Co., LLC(15)	2,536,669	7.1
601 Poydras St., Suite 1808 New Orleans, LA 70130
Barclays Global Investors NA(16)	2,305,624	6.5
400 Howard Street San Francisco, CA 94105
Goodgate Holdings Limited	1,842,752	5.2
c/o Close Trustees (Switzerland) SA 6 Place des Eaux-Vives 1207 Geneva, Switzerland

*
Less than one percent

(1)
Includes shares of common stock issuable upon the exercise of options that as of April 1, 2009, are currently exercisable or exercisable within 60 days thereafter. Also includes shares of unvested restricted stock, as unvested shares have the current right to vote and receive dividends, if any.

(2)
Computed for each executive officer and director and for executive officers and directors as a group on the basis of shares of common stock outstanding as of April 1, 2009 plus stock options currently exercisable or exercisable within 60 days thereafter, and computed for each of the other 5% shareholders on the basis of the shares outstanding as of December 31, 2008.

(3)
The address of all the named individuals is c/o Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105.

(4)
Includes 75,000 shares owned by Mr. Olofson's spouse, Jeanne H. Olofson, as to which Mr. Olofson disclaims beneficial ownership and 180,000 shares owned by the Tom W. and Jeanne H. Olofson Foundation, as to which Mr. Olofson shares beneficial ownership, and 1,687,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 1, 2009. Includes 1,107,500 shares pledged as security. Excludes 185,000 shares and shares subject to stock options owned by Scott W. Olofson, Mr. Olofson's son, as to which shares and options Mr. Olofson disclaims beneficial ownership.

(5)
Includes 1,803,750 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 1, 2009.

(6)
Includes 65,375 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 1, 2009.

(7)
Includes 73,813 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 1, 2009.

(8)
Includes 37,750 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 1, 2009.

(9)
Includes 35,750 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 1, 2009.

(10)
Includes 775,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 1, 2009.

(11)
Includes 75,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 1, 2009.

(12)
Includes 4,553,938 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 1, 2009, and 1,107,500 shares pledged as security.

(13)
Excludes 5% shareholders listed above as executive officers or directors. Beneficial ownership of common stock is based solely on Schedule 13D and 13G filings with the SEC and registered shareholder lists maintained by the company's stock transfer agent.

(14)
Has sole voting power with respect to 78,500 shares beneficially owned and sole dispositive power with respect to all shares beneficially owned.

(15)
Has sole voting and dispositive power with respect to 221,950 of the shares beneficially owned.

(16)
Represents aggregate shares reported by Barclays Global Investors NA and affiliates. Barclays and its affiliates have sole voting power with respect to 1,733,339 shares beneficially owned and sole dispositive power with respect to all shares beneficially owned.

Section 16(a) Beneficial Ownership Reporting Compliance

        We are required to identify any director, officer or 10% or greater beneficial owner of common stock who failed to file timely a report with the SEC required under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") relating to ownership and changes in ownership of our common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of directors and officers of the company, we are not aware of any director, officer or 10% or greater beneficial owner of common stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 2008, other than an administrative oversight in connection with the annual grant of stock options to the independent directors for which Form 4s were not filed on a timely basis in 2008 for Mr. Satterlee, Mr. Connolly, Mr. Byrnes and Mr. Pelofsky.

 EXECUTIVE OFFICERS

        Officers are elected on an annual basis by the board of directors and serve at the discretion of the board. Certain biographical information about the executive officers of the company follows:

Name	Age	Position
Tom W. Olofson*	67	Chairman, Chief Executive Officer and Director
Christopher E. Olofson *	39	President, Chief Operating Officer and Director
Elizabeth M. Braham	50	Executive Vice President, Chief Financial Officer and Corporate Secretary
Lorenzo Mendizabal	49	Managing Director, Bankruptcy

*
Information is provided under the heading "Proposal 1—Election of Directors" for Tom W. Olofson and Christopher E. Olofson.

        Information relating to the company's other executive officers with respect to their principal occupations and positions during the past five years is as follows:

        Elizabeth M. Braham joined the company in July 2002 and serves as executive vice president, chief financial officer and corporate secretary. Prior to joining the company, Ms. Braham was a finance executive with H&R Block, Inc. Prior to that, she served in various executive roles with Aventis Pharmaceuticals, Inc. and the predecessor companies of Hoechst Marion Roussel, Marion Merrell Dow and Marion Laboratories for over 13 years. Ms. Braham earned a BBA degree in accounting and marketing from Washburn University and an MBA degree from the University of Kansas.

        Lorenzo Mendizabal joined the company in January 2006 as a corporate senior vice president, and in October 2006, he was appointed managing director of corporate restructuring. Mr. Mendizabal currently serves as the managing director of bankruptcy. Prior to joining the company, Mr. Mendizabal was President of the Trumbull Group from 2000 to 2005, a Vice President with Trumbull Services from 1999 to 2000, Counsel for the Hartford Financial Group from 1996 to 1999 and prior to that an attorney with Day Berry and Howard, Hartford, Connecticut. Mr. Mendizabal earned a BA degree in international business from Hartwick College and a JD degree from the Boston College Law School.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Our compensation philosophy is to reward the achievement of specific annual performance objectives and align the interests of executive management with the enhancement of long-term shareholder value. Our executive compensation packages are designed to attract and retain talented executives in a highly competitive market.

        Our chairman and chief executive officer, president and chief operating officer and executive vice president and chief financial officer provide the strategic and operational direction for the company and comprise the Executive Management (the "Executive Management") for the company. Accordingly, the main focus of the compensation committee's efforts is the design and implementation of compensation programs that reward and incentivize these three executives. Accordingly, the compensation of Executive Management is similarly structured in terms of base salary, performance-based and, if appropriate, discretionary cash bonuses and equity awards, with equal weight normally assigned to the contributions by our chairman and chief executive officer and our president and chief operating officer and a proportionate weighting for the contribution by our executive vice president and chief financial officer.

        The compensation of our fourth executive officer, Mr. Mendizabal, reflects primarily the results of direct negotiations with him at the time he was recruited and hired. Since then, changes in base salary have reflected increased responsibilities and our view of changes in the marketplace for the base compensation of comparable executives, while incentive compensation has been tied to achievement of certain financial targets and performance measures for the businesses managed by that executive.

        In recent years we have negotiated employment arrangements with senior level executives who have joined the company as part of our business expansion initiatives and with senior management for acquired businesses. In the past several years, we have conducted several national searches for executives with assistance from a nationally recognized executive search firm and also hired an executive officer formerly employed by a major competitor. As a result of these national searches, we obtained substantially greater information about the overall compensation package required to recruit executive talent within our industries. Negotiated compensation arrangements for senior executives who have joined the company included base salary, performance bonus arrangements, bonus guarantees, initial stock option awards, and certain change in control provisions.

Executive Compensation Elements

        Compensation for Executive Management consists primarily of base salary, annual cash incentive compensation, and equity-based compensation. A significant portion of each executive's total compensation is at risk if performance objectives are not met. Our compensation committee is responsible for approving all elements of compensation for Executive Management and for approving all compensation elements for the other executive officers of the company in consultation with Executive Management. Our compensation committee chairman confers with our chairman and chief executive officer in terms of overall compensation philosophies, evaluation of the performance of other executive officers, appropriate performance measures and performance targets for each business managed by an executive officer and for the company as a whole, and appropriate compensation levels for all executive officers, including our chief executive officer. In those discussions, our chairman and chief executive officer presents his views and makes recommendations concerning his own base salary and performance and strategic based incentive plan awards (including bonus and long-term equity awards) relative to company performance in terms of meeting financial and strategic objectives.

        In determining overall compensation for Executive Management, including base salary, stock option grants, restricted stock awards, incentive and discretionary bonuses and perquisites, the compensation committee also considers compensation data of certain companies in order to analyze how other companies compensate their executive officers. Public companies used for comparison purposes consist of FTI Consulting Inc., Huron Consulting Group Inc. and Navigant Consulting Inc. In addition, we consider compensation information concerning private companies and subsidiaries of larger public companies that we have gleaned as part of past executive recruiting activities. These private companies and divisions of public companies include Lexis/Nexis, Thompson Elite, The Trumbull Group, The Garden City Group, and a division of JP Morgan Chase. These companies and divisions are either direct competitors or are companies from which we have sought to recruit senior executives in the past because they offer services that require executive skills that are comparable to the skills we seek in our executive officers. The compensation information that we obtain pertaining to these private companies and divisions of public companies are based primarily on direct interviews with employees at those companies and recruiters and information obtained by the national executive search firm that we used for executive searches. Because this information is not always readily verifiable, our compensation committee and Executive Management consider the data in terms of the source, but do not directly benchmark against these companies or any subset of them.

        While our compensation committee evaluates base salary, annual bonuses (both performance-based and discretionary) and equity awards as a whole, it has not established any criteria for the weight to be assigned to each element of compensation in terms of overall executive compensation.

        Base Salary.    On an annual basis, the compensation committee is responsible for establishing the base salary of Executive Management and, in consultation with the chairman and chief executive officer, the base salary of the other executive officers. Base salary is set primarily upon an assessment of market requirements for similarly positioned executives, the responsibilities of the executives, as well as the base salary of each executive relative to the other executive officers. In setting base salaries, the compensation committee has information learned in recruiting new executives (both executives added through acquisitions and executives recruited through national search efforts). Base salary increases for our executive vice president and chief financial officer for 2007 and 2008 primarily reflect her expanded responsibilities.

        Annual Cash and Equity Incentive and Discretionary Awards.    Annual cash incentive awards to Executive Management are designed to reward financial and strategic performance. At the beginning of 2006, our compensation committee approved annual performance objectives (the "performance plan") to provide guidelines and to establish the performance criteria and measures for the calculation of annual incentive-based compensation for Executive Management. In 2007, our compensation committee extended the performance plan to future years, with the performance criteria and measures to be set by the compensation committee annually. The performance plan consists of two subplans, one for achievement of financial objectives and the other relating to acquisition or divestiture objectives. The payout pool represents the aggregate amount payable under the performance plan upon satisfaction of the performance criteria for either the financial objectives subplan or the acquisition/divestiture objectives subplan. The performance criteria for the 2006, 2007 and 2008 financial objectives subplan were, and the performance criteria for 2009 are, based on achieving corporate financial goals relating to operating revenue, non-GAAP earnings per share and adjusted EBITDA. The compensation committee sets threshold and maximum targets for each of these three financial measures, and is authorized to prorate payouts between those targets based on actual performance with respect to each performance criteria.

        The acquisition/divestiture objectives subplan was established to recognize our strategic objective of regularly evaluating the markets we serve and changes to our business model. We include divestitures in this subplan in order to provide proper incentives to Executive Management to evaluate each of our businesses regularly to assess its contribution to our overall strategic plan. Payout of awards under the acquisition/divestiture objectives subplan is based upon completion of one or more board-approved acquisitions/divestitures of a business or a portion of a business. For qualifying transactions, up to 4% of the aggregate purchase price of the acquisition or gross selling price of the divested business may be added to the payout pool. If a payout is made under the acquisition/divestiture objectives subplan, the payout expense is included in acquisition related expense for the company. Acquisition related expenses are not included in the computation of the company's non-GAAP earnings per share and adjusted EBITDA performance measures, which are used consistently by the company.

        As described further in the textual discussion accompanying the Summary Compensation Table below, the financial performance for the company in 2008 exceeded the maximum target for operating revenue, and exceeded the threshold targets for non-GAAP earnings per share and adjusted EBITDA, but was below the maximum targets for each of these two performance measures. In accordance with the terms of the 2008 financial objectives subplan established by the compensation committee, the total incentive payout pool for the three senior executive officers was $3,774,100, payable 35% each to our chairman and chief executive officer and our president and chief operating officer and 30% to our executive vice president and chief financial officer. The committee has maintained the flexibility under the program to reduce the annual payout pool in its discretion. In accordance with the discretion granted to the compensation committee under the annual performance plan, the compensation committee reduced the 2008 payout pool for these three executives to $2,092,000. In 2007, the total incentive payment pool under the financial objectives subplan for Executive Management was $3,129,995, which the compensation committee reduced to $2,000,000 in the aggregate for the three executives. The compensation committee approved a payout pool in 2007 and 2008 that was lower than the permitted payout pool amount to provide for total compensation for the year in line with certain views of the committee regarding overall executive compensation. See the textual discussion accompanying the Summary Compensation Table below for additional information regarding the performance plan in 2008.

        Our compensation committee is required to approve the achievement of performance goals prior to payment of performance awards, which payment may be made, in the sole discretion of the committee, in either cash or restricted stock (subject to a limit under our equity incentive plan of 150,000 shares of restricted stock per executive per year). Additionally, based on factors the committee deems relevant, the committee may reduce or eliminate any amount allocated to the payout pool even if the performance criteria are met. The 2008 and 2007 incentive bonuses were paid in cash.

        Our compensation committee has also adopted a strategic objectives plan, which authorizes the compensation committee to pay Executive Management discretionary bonuses in cash, stock options or restricted stock based on the achievement of key strategic objectives. Our compensation committee, in consultation with Executive Management, assesses the success of the company toward the achievement of strategic objectives, such as expansion into new markets, broadening of product and service offerings, geographical expansion, and the completion of equity and debt financings and refinancings. The determination to award cash or equity-based compensation under the strategic objectives plan is, however, entirely discretionary to the compensation committee, with no established criteria for awarding cash bonuses or equity in relation to the evaluation of these strategic objectives. These strategic objectives will continue to evolve, and we expect that they will be updated in the future. In line with certain views of the committee regarding overall executive compensation, no discretionary bonuses were paid to the executive officers in 2006, 2007 or 2008.

        We also have established a performance bonus arrangement with Mr. Mendizabal, which our compensation committee reviews annually in consultation with Executive Management. The annual performance bonus opportunity for Mr. Mendizabal is set at base, goal and target levels, in each case tied to the operating income of the businesses that he manages and other performance measures for the businesses he manages. The performance level for the businesses managed by Mr. Mendizabal exceeded the base level, but was below the goal level for 2008, and accordingly his bonus for 2008 was set between his base and goal bonus opportunities. The performance level for the business managed by Mr. Mendizabal exceeded the target level in 2007, and accordingly he earned the maximum bonus in 2007 under his annual performance arrangement. The 2009 base performance measure for Mr. Mendizabal for the businesses he manages is in excess of the operating income for those businesses in 2008, and while attainable, will not be easily achieved. The goal and target performance levels are proportionately more difficult to attain, but are intended to be set at levels that the compensation committee, in consultation with Executive Management, considers to be achievable in 2009 with outstanding performance by the businesses.

        Equity-based compensation incentives, which consisted solely of stock options prior to 2009, are designed to focus Executive Management on strategic components of the business aimed at increasing long-term shareholder value. We have always considered equity-based compensation to be an important part of the overall compensation of executive officers and other key employees. The compensation committee considers non-financial strategic accomplishments in determining equity-based awards for executive officers such as expansion into new markets, broadening of product and service offerings, geographical expansion, and the completion of equity and debt financings and refinancings.

        In accordance with the terms of our 2004 Equity Incentive Plan, as amended to date (the "2004 Plan"), all stock option grants are made at fair market value, which is the closing price of our common stock on the NASDAQ Global Select Market on the date of the grant. Historically, our practice has been to grant stock options to executive officers annually in December. In addition, equity awards may be made at other times related to achievement of key strategic objectives. Our year-end compensation committee meetings for the grant of stock options and restricted stock awards occurred in December 2007, with respect to calendar year 2007 performance and executive compensation, and February 2009, with respect to calendar year 2008 performance and executive compensation. Accordingly, there were no stock option grants or restricted stock awards to any of our executive officers in calendar year 2008, as reflected in the various compensation tables below. We anticipate that future equity-based grants and awards for Executive Management will occur in February of each year when the compensation committee reviews the prior calendar year results, approves any incentive based compensation tied to those year-end results and makes equity-based grants and awards. Equity-based grants for executive officers who are not members of Executive Management may occur at other times in the year.

        The compensation committee has not historically delegated authority to grant stock options to any officers or directors to any other committee or person. In June 2008, the compensation committee delegated to Tom W. Olofson, our chairman and chief executive officer, the right to grant a limited number of incentive and non-qualified stock options under the 2004 Plan to employees who are not officers of the company. Mr. Olofson is required to promptly report any such grants to the compensation committee. In 2008, no stock options were granted pursuant to this delegated authority. We do not have a practice regarding the grant of stock options in coordination with the release of material non-public information. In the past, we have granted, and anticipate that in the future we may grant stock options or make restricted stock awards prior to regularly scheduled quarterly or annual earnings releases.

        At the February 2009 compensation committee meeting, our compensation committee granted restricted stock awards to the three members of Executive Management based on the consistent achievement of the financial performance of the business and the continued progress toward the achievement of strategic objectives.

        Other Compensation.    We provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain high quality executives. The compensation committee has reviewed the levels of perquisites and other personal benefits provided to our executive officers. Our executive officers are provided use of company automobiles or an automobile allowance. Our chairman and chief executive officer uses corporate aircraft in which we have a fractional interest for personal use and his spouse will at times accompany him on business trips, both as permitted by our senior executive business travel policy. For purely personal use, the chairman and chief executive officer reimburses the company at the cost to charter a comparable flight. On business trips that include the presence of his spouse, no incremental costs are incurred by the company, and we do not record any compensation for this executive. The incremental cost of the use of aircraft for commuting travel by our chairman and chief executive officer or our president and chief operating officer in excess of any reimbursements to the company under this policy is treated as compensation of the executive officer in the Summary Compensation Table.

        Mr. Mendizabal maintains a personal residence in Hartford, Connecticut and his primary office is located in New York City. We maintain a corporate apartment in New York City for Mr. Mendizabal, and we pay all commuting expenses from his home to New York City. Mr. Christopher E. Olofson maintains his primary residence in Chicago, and he travels to and works from all of our office locations. We do not consider travel expense by Mr. Olofson from Chicago to our other offices to be personal commuting expense. We maintain a corporate apartment in Kansas City for Mr. Olofson. While we do not consider the corporate apartment expenses for Mr. Olofson or Mr. Mendizabal or the commuting expenses for Mr. Mendizabal as "perquisites" for purposes of determining their overall compensation packages, the incremental costs of the corporate apartments and commuting expenses are reflected in the Summary Compensation Table as additional compensation for these executives in accordance with SEC executive compensation disclosure regulations relating to perquisites.

        In addition, the company pays for certain personal tax services and the premiums on certain personal life insurance owned by our chairman and chief executive officer.

        Attributed costs of the personal benefits described above for the named executive officers for 2006, 2007 and 2008 are included as "All Other Compensation" in the Summary Compensation Table.

Change in Control Arrangements

        The employment arrangement for Mr. Mendizabal has certain change in control provisions, which are described below under Employment Arrangements. Prior to that arrangement, which became effective in 2006, we had no change in control arrangements with any of our executive officers, other than the change in control provisions in our 2004 Plan relative to vesting of stock options and restricted stock, which provisions apply to all option holders and holders of restricted stock, as applicable.

2004 Equity Incentive Plan

        Our 2004 Plan provides the framework for stock option grants, restricted stock awards, and performance-based equity incentive compensation. The 2004 Plan was amended in 2006 to increase the number of shares of common stock available for issuance under the plan and to add provisions designed to comply with the requirements of Section 162(m) of the Internal Revenue Code, as described further below. The shareholders approved these two amendments at the 2006 annual meeting of shareholders. Our compensation committee administers the 2004 Plan.

        The purpose of the 2004 Plan is to promote the long-term growth and profitability of the company and its subsidiaries by (i) providing certain directors, officers and employees of, and certain other consultants who perform services for the company, with incentives to maximize shareholder value and otherwise contribute to our success and (ii) enabling us to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive stock options, non-qualified stock options, stock appreciation rights, either alone or in tandem with stock options, restricted stock, or any combination of the foregoing may be made under the 2004 Plan. To date, no stock appreciation rights have been granted or made under the 2004 Plan.

        The maximum number of shares of common stock available for issuance under the plan is 5,000,000 shares, the maximum number of stock options or stock appreciation rights to purchase common stock that may be granted to a participant under the plan in any one calendar year is 300,000 shares, and the maximum number of shares of restricted stock that may be granted to any participant under the plan in any one calendar year is 150,000 shares.

        If there is a change in control of the company (as defined in the 2004 Plan), all of the participant's stock options and stock appreciation rights will become fully vested and exercisable upon the change in control and will remain so until the expiration date of the stock options or stock appreciation rights, whether or not the grantee is subsequently terminated. Additionally, immediately prior to a change in control during any period of restriction, all restrictions on shares of restricted stock will lapse.

        In 2006, the shareholders approved amendments to the 2004 Plan to allow for the grant of restricted stock and cash bonus awards in the form of qualified performance-based awards, allowing for their full tax deductibility as a business expense in accordance with Section 162(m) of the Code. Under the 2004 Plan, as amended, the compensation committee must condition the grant of qualified performance-based awards on attainment of one or more objective performance measures that are intended to qualify the awards as performance-based compensation. For awards intended to satisfy the performance-based compensation exception to the Code Section 162(m) limitations, the performance criteria must be selected from among 19 performance measures specified in the 2004 Plan, which may be applied to the company as a whole, to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

Retirement and Other Benefits

        All employees in the United States are eligible to participate in our 401(k) profit sharing plan. Executive officers participate in that plan on the same basis as all other participants. We do not maintain any other retirement plan or arrangement for our executive officers.

        The company has historically provided few retirement or similar elements of compensation to its senior executives, other than benefits such as 401(k) matching contributions that are made available to executives on the same basis as provided to other employees. We do not provide our executives with split-dollar life insurance, non-qualified deferred compensation arrangements, defined benefit retirement plans or supplemental employee retirement plans, as is common at many comparable companies. The compensation committee has noted the absence of these other types of traditional compensation arrangements when it has considered and approved executive base salaries, incentive compensation, bonuses, stock option awards, restricted stock and perquisites and other personal benefits in the past.

Tax and Accounting Implications

        As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that the grants of non-qualified stock options qualified as performance-based compensation under the 2004 Plan provisions prior to the Section 162(m) amendments to the 2004 Plan adopted in 2006. The Section 162(m) amendments to the 2004 Plan described above permit us to grant performance-based awards in excess of $1,000,000 that are generally fully deductible for income tax purposes. As discussed above, our compensation committee has also approved the strategic compensation plan, which permits us to pay discretionary bonuses that do not meet the deductibility requirements of Code Section 162(m). We believe that the cash incentive bonus payments for 2008 that exceeded (with base salary) $1,000,000 for certain executives meet the deductibility requirements of Code Section 162(m). We believe that the restricted stock awards for our chairman and chief executive officer and our president and chief operating officer, made in 2009 do not qualify as performance based compensation under Section 162(m) and, thus, will not be deductible by the company for income tax purposes when the shares vest. While the deductibility of executive compensation for federal income tax purposes is important to the company, the Compensation Committee believes that tax consequences should not drive executive compensation decisions.

Accounting for Share-Based Compensation

        Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123R"), Share-Based Payment.

Compensation for the Years Ended December 31, 2008, 2007 and 2006

        The following table sets forth all compensation paid to or earned by our principal executive officer, principal financial officer and each of our other executive officers at December 31, 2008 (the "named executive officers").

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Tom W. Olofson	2008	800,000	—		—	—	800,000	225,395	1,825,395
Chairman/CEO(5)	2007	750,000	—		—	1,177,695	700,000	225,983	2,853,678
	2006	725,000	—		—	1,193,920	—	250,834	2,169,754
Christopher E. Olofson	2008	800,000	—		—	—	800,000	62,533	1,662,533
President/COO(5)	2007	750,000	—		—	1,177,695	700,000	50,004	2,677,699
	2006	725,000	—		—	1,193,920	—	54,027	1,972,947
Elizabeth M. Braham	2008	600,000	—		—	—	700,000	17,400	1,317,400
Executive Vice	2007	500,000	—		—	785,130	600,000	17,371	1,902,501
President/CFO	2006	450,000	—		—	682,240	—	16,958	1,149,198
Lorenzo Mendizabal	2008	500,000	—		—	195,225	125,000	68,675	888,900
Managing Director	2007	500,000	—		—	154,172	250,000	65,221	969,393
Bankruptcy	2006	375,000	407,685	(1)	—	150,575	100,000	56,896	1,090,156
(1)
Consists of a $200,685 sign-on bonus and $207,000 for the buyout of a prior non-competition agreement.

(2)
Reference is made to Note 12 "Share Based Compensation" of the Notes to Consolidated Financial Statements included in our Form 10-K for the period ended December 31, 2008, filed with the SEC on March 4, 2009, in our Form 10-K for the period ended December 31, 2007, filed with the SEC on March 4, 2008, and in our Form 10-K for the period ended December 31, 2006, filed with the SEC on March 9, 2007, which identify assumptions made in the valuation of option awards in accordance with SFAS 123R. Our recognized share-based compensation expense reflects an estimated forfeiture rate of 8% in 2008, 2007 and 2006, respectively. The values recognized in the "Option Awards" column above do not reflect any expected forfeitures. No option awards were forfeited by any of our current named executive officer during the years ended December 31, 2008, 2007 or 2006.

(3)
Awards for 2008 relate to our financial performance and completed acquisitions/divestitures in calendar year 2008. The compensation committee approved the amount of each award in February 2009 in connection with the committee's review of our 2008 year-end financial results.

(4)
Perquisites for each named executive officer are as follows:

Perquisite	Tom W. Olofson	Christopher E. Olofson	Elizabeth M. Braham	Lorenzo Mendizabal
Company payment of personal life insurance premiums	X
Personal use of fractional share of company aircraft	X	X
Personal use of company car or car allowance	X	X	X	X
Company payment of personal tax services	X
Company portion of employee's group term life insurance premium	X	X	X	X
Company's match related to employee's 401(k) contribution	X	X	X	X
Personal use of company apartment		X		X
Company payment of employee commuting expenses				X

Perquisites are valued at aggregate incremental cost, which is generally the direct cash cost. For personal use of company aircraft in which we have a fractional interest, we included the incremental cost of the hourly aircraft charge, fuel charge, and any other charges directly related to the flight. We did not include any portion of the monthly aircraft management fee, which is paid regardless of use of the aircraft, or aircraft depreciation, which does not vary based on use. For Tom W. Olofson, perquisites in excess of the greater of $25,000 or 10% of his total perquisites consist of $93,438 for his personal use of aircraft during 2008 and $88,042 in 2008 for payment of annual life insurance premiums on his personal policies. For Mr. Christopher E. Olofson, perquisites include $28,748 for his personal use of aircraft during 2008. For Mr. Mendizabal, perquisites include $48,000 in 2008 for use of a company apartment. Ms. Braham did not have perquisites in any category in excess of $25,000 in 2008.

(5)
Neither Tom W. Olofson nor Christopher E. Olofson receives separate compensation for service as a member of our board of directors.

        The following table sets forth information concerning non-equity incentive plan awards and stock option grants made to the named executive officers in the year ended December 31, 2008.

Grants of Plan-Based Awards During the Year Ended December 31, 2008
						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)		Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
								Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date(1)	Threshold ($)		Target ($)	Maximum ($)
Tom W. Olofson	2/18/2008	700,000	(3)	—	1,750,000	—	—	—	—
Christopher E. Olofson	2/18/2008	700,000	(3)	—	1,750,000	—	—	—	—
Elizabeth M. Braham	2/18/2008	600,000	(3)	—	1,500,000	—	—	—	—
Lorenzo Mendizabal	(4)	100,000		200,000	250,000	—	—	—	—
(1)
The grant date shown is the date the 2008 performance plan awards were granted.

(2)
Our year-end compensation meetings for the grant of stock options and restricted stock awards occurred in December 2007 and February 2009. Accordingly, there were no stock option grants or restricted stock awards to any of our executive officers in calendar year 2008.

(3)
In February 2009, the compensation committee completed its review of our 2008 year-end financial results and approved the awards due under our 2008 performance plan. As reflected in the Summary Compensation Table, Tom W. Olofson and Christopher E. Olofson each earned $800,000, and Elizabeth M. Braham earned $700,000 under the 2008 performance plan. See the narrative following this table for an explanation of the 2008 performance plan.

(4)
A non-equity incentive plan award was established for Mr. Mendizabal pursuant to his employment agreement described below. For the year-ended December 31, 2008, a payout of $125,000 was earned, as reflected in the Summary Compensation Table.

        In February 2008, the compensation committee established the 2008 performance plan for Messrs. Tom W. Olofson and Christopher E. Olofson and Ms. Braham, respectively, our chairman and chief executive officer, our president and chief operating officer and our executive vice president and chief financial officer. For each of the eligible executives, the maximum potential payout under the 2008 performance plan was the lesser of three times the executive's base salary set forth in the Summary Compensation Table or 35% of the payout pool for each of our chairman and chief executive officer and president and chief operating officer and 30% for our executive vice president and chief financial officer.

        The 2008 performance plan consisted of two subplans. The performance criteria for the 2008 financial objectives subplan was based on achieving corporate financial goals relating to operating revenue, non-GAAP earnings per share and adjusted EBITDA. These financial measures are computed in the same manner as the financial measures used by the company in our quarterly earnings releases. Operating revenue is total revenue before reimbursed direct costs. Non-GAAP earnings per share is calculated as net income adjusted for amortization of acquisition-related intangibles, share-based compensation, realized cash gains on financial instruments, non-cash mark-to-market adjustments, acquisition expense and the gain or loss on the disposal of long-lived assets, the effect of tax adjustments which are outside of our anticipated effective tax rate, and capitalized loan fee amortization, all net of tax divided by diluted shares outstanding. Adjusted EBITDA is calculated as net income adjusted for interest/financing, taxes, depreciation, amortization, share-based compensation, realized cash gains on financial instruments, non-cash mark-to-market adjustments, and acquisition expense and the gain or loss on the disposal of long-lived assets. The compensation committee set threshold and maximum targets for each of the three financial measures, and was authorized to prorate payouts between those targets based on actual performance with respect to each performance criteria.

For 2008, the threshold and maximum measures for operating revenue, adjusted EBITDA and non-GAAP earnings per share were $165 million and $200 million, $54 million and $65 million and $0.55 and $0.65, respectively. Actual operating revenue for 2008 exceeded the maximum measure, while adjusted EBITDA and non-GAAP earnings per share exceeded the threshold measures established for the 2008 financial objectives subplan. Based on these results, the aggregate prorated financial objectives subplan payout pool was approximately $3.8 million. The compensation committee, in its discretion, awarded a reduced payout pool of $2.092 million, as discussed above in Compensation Discussion and Analysis.

        The acquisition/divestiture objectives subplan was based upon completion of one or more board-approved acquisitions or divestitures of a business or a portion of a business in calendar year 2008. For a qualifying transaction, up to 4% of the aggregate purchase price of the acquisition or the gross selling price of the divested business could have been added to the payout pool. There was one qualifying acquisition in 2008. The compensation committee approved an acquisition payout pool of $208,000, an amount equal to 4% of the aggregate purchase price for this acquisition, which is the maximum percentage payout permitted for a covered acquisition or divestiture under this subplan. Executive bonuses paid under the acquisition/divestiture objectives subplan are excluded by the compensation committee in computing non-GAAP earnings per share and adjusted EBITDA targets for the year and for determining whether the targets for those performance criteria have been met. The company also excludes acquisition-related executive bonuses in computing non-GAAP earnings per share and adjusted EBITDA for purposes of quarterly earnings press releases and investor conference calls.

        In February 2009, the compensation committee set the criteria for performance-based compensation for calendar year 2009. The performance criteria are the same as 2008: operating revenue, adjusted EBITDA and non-GAAP earnings per share, all computed generally as described above. Overall improved performance in 2009 over 2008 will be required to attain the threshold level of each performance criteria, which the compensation committee and Executive Management believe will be difficult but achievable with outstanding performance in 2009. The contribution to the payout pool if all three performance measures reach the threshold levels is $2.0 million and the contribution to the payout pool if all three performance measures reach the maximum levels is $5.0 million, in each case subject to the discretion of the compensation committee to reduce or eliminate the contribution to the payout pool regardless of whether the related criteria were satisfied.

        For Executive Management, an explanation of how their salary and bonus is structured in proportion to total compensation is contained in Compensation Discussion and Analysis.

        The non-equity incentive plan for Mr. Mendizabal consisted of individual performance-based compensation related to the operating income and performance measures of the businesses managed by Mr. Mendizabal. Our intention is for salary and performance-based bonuses to provide the majority of total executive compensation, with a supplemental portion of his total compensation tied to overall company performance through the granting of equity-based awards.

Employment Arrangements

        Each of our executive officers is an employee at will, other than Mr. Mendizabal, with whom we have a formal employment agreement. On January 2, 2006, Mr. Mendizabal began his employment with us as corporate senior vice president. Effective October 2, 2006, Mr. Mendizabal was appointed managing director of corporate restructuring, and he currently serves as our managing director of bankruptcy. In connection with his initial employment, we entered in to an employment and non-competition agreement with Mr. Mendizabal on May 20, 2005, and amended that agreement on October 19, 2005. Pursuant to the terms of the employment agreement, as amended, Mr. Mendizabal received a stock option grant of 150,000 shares on January 3, 2006, at an exercise price of $12.64 per share, the fair market value on the date of grant, after taking into account the 3-for-2 stock split effected as a stock dividend by the company on June 7, 2007, which options are exercisable over a period of 10 years and vest in equal 25% annual installments over four years, beginning on the second anniversary of the grant date. In accordance with his initial employment agreement, Mr. Mendizabal received an annual base salary of $375,000, received a sign-on bonus of $200,685, and a guaranteed bonus of $207,000 on September 1, 2006 related to the payout of a prior non-competition agreement. Mr. Mendizabal was eligible to receive an annual base, goal or target cash bonus of $100,000, $200,000 or $250,000, for the years ended December 31, 2006 and 2007 and 2008. We provide a corporate apartment to Mr. Mendizabal in New York City and reimburse him for commuting expenses. Mr. Mendizabal also receives an automobile allowance. After the initial three-year term of the employment agreement, which has passed, either the company or Mr. Mendizabal may terminate the agreement and his employment, without cause or good reason, upon six months prior written notice to the other. If Mr. Mendizabal is terminated without cause (other than in accordance with the immediately preceding sentence) or terminates his employment for good reason, we will pay Mr. Mendizabal a severance benefit equal to his then applicable base salary for 18 months after the date of termination of employment, subject to the terms of the employment agreement. The employment agreement also includes customary confidentiality, non-compete and non-solicitation provisions.

        Termination for "cause" means with respect to Mr. Mendizabal termination of employment due to one or more of the following: (i) the conviction, plea of guilty or plea of nolo contendre with respect to (x) a felony of any nature, or (y) any crime involving fraud with respect to the company or any of its customers, suppliers or other business relations, (ii) repeated conduct causing the company substantial public disgrace or disrepute or substantial economic harm, (iii) the continued failure, as determined in the good faith reasonable judgment of the board, to perform his duties under his employment agreement as reasonably directed by the board or the president of the company, which failure is not cured, if curable, within 30 business days after delivery of written notice thereof to Mr. Mendizabal, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the company or any subsidiary to the material disadvantage or detriment of the company, or (v) gross negligence or willful misconduct or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the company.

        Termination for "good reason" means if Mr. Mendizabal resigns from employment with the company as a result of one or more of the following reasons: (i) the company reduces the amount of the base salary then in effect below the minimum then in effect, (ii) the company fails to pay the base salary or other benefits required to be provided by the company, (iii) the company materially reduces the overall compensation or benefits required to be provided by the company, or (iv) any change of Mr. Mendizabal's principal office location to a location more distant than 30 miles from his personal residence.

Holdings of Equity-Related Interests

        The following table sets forth information concerning unexercised stock options held by the named executive officers on December 31, 2008. All of the information set forth below relates to the grant of stock options under either the company's 1995 Stock Option Plan or the company's 2004 Plan.

        On June 7, 2007, we effected a 3-for-2 stock split effected as a stock dividend. The numbers in the following table give effect to that stock split.

 Outstanding Equity Awards at Fiscal Year-End
December 31, 2008

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tom W. Olofson	450,000	—		—	11.00	11/08/12	—	—	—	—
	187,500				10.66	12/12/13
	187,500				9.97	08/18/14
	375,000				8.13	02/14/15
	75,000				12.65	12/21/15
	262,500				10.39	12/08/16
	150,000				16.69	12/11/17

Christopher E. Olofson	101,250	—		—	5.02	01/02/11	—	—	—	—
	84,375				3.11	07/03/10
	112,500				7.66	07/25/11
	75,000				12.03	01/14/12
	112,500				8.57	06/13/12
	112,500				11.00	11/08/12
	112,500				11.33	01/17/13
	187,500				10.66	12/12/13
	187,500				9.97	08/18/14
	255,000				8.13	02/14/15
	75,000				12.65	12/21/15
	262,500				10.39	12/08/16
	150,000				16.69	12/11/17

Elizabeth M. Braham	22,500	—		—	9.75	08/05/12	—	—	—	—
	22,500				11.00	11/08/12
	30,000				11.33	01/17/13
	30,000				12.61	05/19/13
	45,000				10.66	12/12/13
	112,500				9.97	08/18/14
	150,000				8.13	02/14/15
	112,500				12.65	12/21/15
	150,000				10.39	12/08/16
	100,000				16.69	12/11/17

Lorenzo Mendizabal	37,500	112,500	(1)	—	12.64	01/03/16	—	—	—	—
		30,000	(1)		16.69	12/11/17

(1)
Vest in equal 25% annual installments over four years, beginning on the second anniversary of the grant date.

        Our year-end compensation committee meetings for the grant of stock options and restricted stock awards to executive officers occurred in December 2007, with respect to calendar year 2007 performance and executive compensation, and in February 2009, with respect to calendar year 2008 performance and executive compensation. Accordingly, there were no stock option grants or restricted stock awards to any of our executive officers in calendar year 2008, as reflected in the table above.

        The following table provides information regarding the exercise of stock options during 2008 for each of the named executive officers.

Option Exercises and Stock Vested
During the Year Ended December 31, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Tom W. Olofson	—	—	—	—

Christopher E. Olofson	170,625	2,033,756	—	—

Elizabeth M. Braham	—	—	—	—

Lorenzo Mendizabal	—	—	—	—

(1)
Represents the excess of the aggregate fair market value of the shares received on exercise of the stock options on the exercise date over the aggregate exercise price of the stock options.

Potential Payments Upon Termination or Change-in-Control

        If Mr. Mendizabal is terminated without cause or terminates his employment for good reason, we will pay Mr. Mendizabal a severance benefit equal to his then applicable base salary for 18 months after the date of termination, subject to the terms of his employment agreement. We have the right, however, to terminate Mr. Mendizabal without cause and without triggering any severance benefit so long as we give him six months prior written notice of his termination.

Director Compensation

        The following table provides information regarding the compensation paid to our directors in 2008.

Director Compensation For
Year Ended December 31, 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

W. Bryan Satterlee	48,000	—	33,902	(2)	—	—	81,902

Edward M. Connolly, Jr.	48,000	—	33,902	(3)	—	—	81,902

James A. Byrnes	48,000	—	33,902	(4)	—	—	81,902

Joel Pelofsky	48,000	—	33,902	(5)	—	—	81,902

(1)
The grant date fair value of the option award granted in February 2008, calculated in accordance with the provisions of SFAS 123R, was $59,622. Reference is made to Note 12 "Share Based Compensation" of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, which identifies assumptions made in the valuation of option awards in accordance with SFAS 123R. Our share-based compensation expense recognized under SFAS 123R reflects an estimated forfeiture rate of 8% in 2008. The values recognized in the "Option Awards" column above do not reflect any expected forfeitures. No option awards were forfeited by any director during the year ended December 31, 2008.

(2)
As of December 31, 2008, Mr. Satterlee had an aggregate of 86,875 shares of common stock underlying stock options, both vested and unvested.

(3)
As of December 31, 2008, Mr. Connolly had an aggregate of 95,313 shares of common stock underlying stock options, both vested and unvested.

(4)
As of December 31, 2008, Mr. Byrnes had an aggregate of 59,250 shares of common stock underlying stock options, both vested and unvested.

(5)
As of December 31, 2008, Mr. Pelofsky had an aggregate of 57,250 shares of common stock underlying stock options, both vested and unvested.

        In 2008, we paid our non-employee directors a fee of $12,000 per quarter. The non-employee director fees are $13,000 per quarter for 2009. We also reimburse non-employee directors for out-of-pocket expenses incurred in attending board and committee meetings. Our practice is to grant each non-employee director options to purchase 10,000 shares of common stock upon joining the board and 10,000 options annually for service as a director. In accordance with this practice, on February 4, 2008, each director received an option to purchase 10,000 shares of our common stock. In February 2009, a grant of 10,000 options was also made to each non-employee director in accordance with this policy. All director options are exercisable for 10 years from the date of grant and were granted at an option exercise price equal to fair market value of the common stock on the date of grant. The shares vest in equal 20% annual installments over five years, beginning on the first anniversary of the grant date. Neither Mr. Tom W. Olofson, chairman and chief executive officer, nor Mr. Christopher E. Olofson, president and chief operating officer, is compensated for his service as a director of the company.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Scott W. Olofson, the son of Tom W. Olofson and the brother of Christopher E. Olofson, is the company's vice-president, corporate affairs. In 2008, Scott W. Olofson received cash compensation of $315,000. The compensation committee approves all salary, bonus, stock option grants and perquisites for Scott W. Olofson.

        In accordance with the terms of our compensation committee charter, the compensation committee must review and approve all compensation of family members of executive officers.

CORPORATE GOVERNANCE

Board, Committee and Annual Meeting Attendance

        During 2008, the board of directors met six times. Each director attended more than 75% of the meetings of the board and the meetings of the committees of the board on which he served. The company encourages all directors to attend the annual meeting of shareholders, and all directors, other than Mr. Pelofsky, attended the 2008 annual meeting of shareholders. The board of directors has established an audit committee, a nominating and corporate governance committee, and a compensation committee.

        The following table provides membership and meeting information for each of the board committees:

	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee
Tom W. Olofson
Christopher E. Olofson
W. Bryan Satterlee	x	(1),(2)	x		x
Edward M. Connolly, Jr.	x		x	(1)	x	(1)
James A. Byrnes	x		x		x
Joel Pelofsky	x		x		x
# of Meetings in 2008	8		2		8

(1)
Committee chairman

(2)
Audit committee financial expert

Director Independence

        The board of directors has determined that Messrs. Satterlee, Connolly, Byrnes and Pelofsky, directors and members of the audit, nominating and corporate governance, and compensation committees, are "independent directors" as defined in Nasdaq Rule 4200(a)(15), and that each was independent throughout 2008. A copy of the independence standards can be found on the company's corporate website, www.epiqsystems.com.

Nominating and Corporate Governance Committee

        The board of directors established the nominating committee in March 2004, and adopted a committee charter at that time. The name of the committee was changed to the nominating and corporate governance committee in January 2007. A copy of the committee's charter can be found on the company's corporate website, www.epiqsystems.com. Its functions include assisting the board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the board a slate of nominees for election by the shareholders, and reviewing candidates nominated by shareholders.

        The nominating and corporate governance committee meets at least once annually to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Potential candidates will be evaluated according to the qualification criteria as set forth in the nominating and corporate governance committee charter, which include:

  •
  high personal and professional ethics, integrity, practical wisdom and mature judgment;

  •
  board training and experience in business, government, education or technology;

  •
  expertise that is useful to the company and complementary to the background and experience of other board members;

  •
  willingness to devote the required amount of time to carrying out the duties and responsibilities of board membership;

  •
  commitment to serve on the board over a period of several years to develop knowledge about the company and its operations;

  •
  willingness to represent the best interests of all shareholders and objectively appraise management's performance; and

  •
  board diversity and other relevant factors as the board may determine.

        The six nominees for election at the 2009 annual meeting of shareholders were nominated by the board at the recommendation of the nominating and corporate governance committee. All nominees are currently serving as directors of the company.

        The nominating and corporate governance committee will consider nominees recommended by shareholders for the 2010 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, no later than May 5, 2010, to the corporate secretary, Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105. To be included in the company's proxy statement for the 2010 annual meeting of shareholders, the nomination must be received no later than January 1, 2010. Each submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director if elected, and a commitment by the nominee to meet personally with the nominating and corporate governance committee.

        Other than the submission requirements set forth above, there is no difference in the manner in which the nominating and corporate governance committee evaluates a nominee for director recommended by a shareholder.

Audit Committee

        The audit committee of the board of directors is responsible for overseeing management's financial reporting practices and internal controls. The audit committee acts under a written charter that was adopted by the board of directors in 2000. The charter was substantially revised in 2003 to conform to numerous regulatory initiatives of the SEC. Additional amendments to the charter were adopted in February 2008. The audit committee charter can be found on the company's corporate website, www.epiqsystems.com. The board of directors has determined that Mr. Satterlee qualifies as an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. The audit committee was established in accordance with all applicable rules of the SEC, including Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Audit and Other Service Fees

        Deloitte & Touche LLP has audited the financial statements of the company for 2007 and 2008. The audit committee has appointed, and recommends your ratification of, Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2009. A representative of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement and to respond to questions.

        The following table sets forth the aggregate fees billed to the company for fiscal years ended December 31, 2008, and 2007 by the company's independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2008	2007
Audit fees(1)	$752,650	$769,555
Audit-related fees(2)	53,475	19,900

Total audit and audit-related fees	806,125	789,455
Tax fees(3)	236,608	161,159
All other fees	—	—

Total	$1,042,733	$950,614

(1)
Includes services rendered for the audit of the company's internal controls over financial reporting related to compliance with Sarbanes-Oxley 404, audit of the company's annual financial statements, work on SEC registration statements, filings and consents, and review of financial statements included in quarterly reports on Form 10-Q.

(2)
Includes services related to employee benefit plan audits and due diligence and accounting consultations related to acquisitions.

(3)
Includes tax return preparation and other tax planning and consultation.

        The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm's independence. Additionally, the audit committee approved of all non-audit services performed by Deloitte & Touche LLP in 2008 in accordance with the pre-approval policy of the audit committee described below.

        In 2003, the audit committee adopted a policy (the "pre-approval policy") under which audit and non-audit services to be rendered by the company's independent registered public accountants are pre-approved by the audit committee. Pursuant to the pre-approval policy, the audit committee pre-approves audit and non-audit services to be provided by the independent registered public accountants, at specified dollar levels, which dollar levels are reviewed by the committee periodically, and no less often than annually. Additionally, the audit committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution. On occasion, audit and audit-related fees have exceeded the pre-approved, budgeted amount and the audit committee has subsequently ratified the increase. In July 2007, the audit committee authorized the chairman of the audit committee to approve any engagement of the independent auditors for audit-related, tax or other services permitted by the pre-approval policy, so long as no single engagement exceeds an estimated fee of $100,000, and the aggregate engagements approved by the chairman of the audit committee do not exceed $250,000 in any one calendar year. The chairman is required to report any such engagements to the audit committee at its next regular or special meeting of the committee. No such engagements were made by the audit committee chairman in 2008.

        The pre-approval policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the company's independent registered public accounting firm in any circumstance. The pre-approval policy also includes an exception from the pre-approval requirement for certain de minimus non-audit engagements that are not otherwise prohibited by the policy. Engagements in reliance upon that de minimus exception must be promptly brought to the attention of audit committee and approved by the audit committee or one or more designated representatives. No services were provided by Deloitte & Touche LLP in 2008 in reliance upon this de minimus exception.

Audit Committee Report

        In connection with the consolidated financial statements for the fiscal year ended December 31, 2008, the audit committee has:

  •
  reviewed and discussed the audited financial statements with management and with representatives of Deloitte & Touche LLP, independent registered public accountants;

  •
  discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (communication with audit committees); and

  •
  received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed the independence of Deloitte & Touche LLP with representatives of the independent registered public accounting firm.

        Based on these actions, the audit committee recommended to the board of directors that the company's audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

W. Bryan Satterlee, Chairman Edward M. Connolly, Jr. James A. Byrnes Joel Pelofsky
Audit Committee of the Board of Directors

Compensation Committee

        The compensation committee acts under a written charter adopted by the board of directors in 2003. The compensation committee charter was amended in June 2007 to conform to the SEC's new executive compensation disclosure provisions. The compensation committee charter can be found on our corporate website, www.epiqsystems.com. The compensation committee is responsible for establishing compensation for the chairman of the board and chief executive officer, the president and chief operating officer and the executive vice-president and chief financial officer, who constitute Executive Management, and approves the compensation of the other executive officers in consultation with Executive Management. The compensation committee is responsible for the approval of all compensation, including base salary, bonus, incentive compensation programs and perquisites for any employee of the company who is a member of the immediate family (as defined in SEC Rule 16a-1(e)) of any executive officer. In accordance with this policy, the compensation committee reviews and approves the salary, bonus and stock option grants for Scott W. Olofson, who is an employee of the company and the son of the chairman and chief executive officer and the brother of the president and chief operating officer of the company.

        The compensation committee regularly evaluates the performance of Executive Management. The compensation committee also determines the fees and other forms of compensation paid to members of the board of directors for board and committee service. The compensation committee administers our 1995 Stock Option Plan and 2004 Equity Incentive Plan. Under the 2004 Plan (which replaced the 1995 plan), the compensation committee may award stock options, stock appreciation rights and restricted stock awards. Historically, the committee has granted only stock option awards, and has determined (i) the times when stock options will be granted, (ii) the number of shares of common stock of the company subject to each option granted to the directors, officers and other employees of the company, and (iii) the exercise price for each stock option granted under the plans. In February 2009, the compensation committee granted restricted stock to Executive Management in lieu of the historical annual grant of options. In the interest of efficient administration of the 2004 Plan, the compensation committee has delegated to the chairman and chief executive officer of the company the authority to grant certain incentive and non-qualified stock options to individuals who are not officers of the company. The role of our Executive Management in determining or recommending the amount or form of executive compensation is described, and additional information regarding the processes and procedures for consideration and determination of executive and director compensation is included, in Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

        The company does not have any compensation committee interlocks or insider participation in compensation decisions required to be disclosed by the proxy rules.

Compensation Committee Report

        In connection with its duty to review and approve executive compensation, the compensation committee has:

  •
  reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management; and

  •
  based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Edward M. Connolly, Jr., Chairman James A. Byrnes W. Bryan Satterlee Joel Pelofsky
Compensation Committee of the Board of Directors

Corporate Governance Policies

        We maintain a corporate website, www.epiqsystems.com. The following corporate policies of the company and our board of directors are available on our website by selecting "Corporate Governance" under the heading "Investor Relations:"

  •
  Audit Committee of the Board of Directors Charter

  •
  Code of Business Conduct and Ethics

  •
  Compensation Committee of the Board of Directors Charter

  •
  NASDAQ Independent Director Standard

  •
  Nominating and Corporate Governance Committee of the Board of Directors Charter

        Our Code of Business Conduct and Ethics applies to all of our officers, directors and associates, and specifically our principal executive officer, president, principal financial officer and principal accounting officer.

 PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the board of directors has appointed, and recommends your ratification of, Deloitte & Touche LLP as the independent registered public accounting firm to audit the company's consolidated financial statements for the year ending December 31, 2009. The submission of this matter for ratification by shareholders is not legally required. The board of directors believes, however, that this submission to shareholders is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the board of directors on an important issue of corporate governance. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the company and our shareholders.

The board of directors recommends a vote FOR the ratification of Deloitte & Touche LLP as independent registered public accounting firm for the company.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

        Shareholders wishing to communicate with the members of the board of directors may send correspondence to the board of directors, c/o Corporate Secretary, 501 Kansas Avenue, Kansas City, Kansas 66105. It is our intention, unless the volume of communications is prohibitive, to forward all non-frivolous correspondence to the board of directors or the appropriate member thereof.

SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the annual meeting of shareholders to be held in 2010 must be received by the secretary of the company, at Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105, no later than January 1, 2010, to be eligible for inclusion in the company's proxy statement and proxy related to that meeting. Additionally, if properly requested, a shareholder may submit a proposal for consideration at the 2010 annual meeting of shareholders, but not for inclusion in the company's proxy statement and proxy for the 2010 annual meeting. Notice of matters proposed to be brought before the 2010 annual meeting of shareholders are due on or before April 3, 2010.

ANNUAL REPORT

        Our 2008 annual report to shareholders, which includes our annual report on Form 10-K and our financial statements for the year ended December 31, 2008, is enclosed with this proxy statement. Shareholders sharing an address and receiving multiple copies of annual reports and proxy statements can contact the corporate secretary of the company at Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105, to request future delivery of a single copy of annual reports and proxy statements to the shared address.

 OTHER MATTERS

        The board of directors is not aware of any matter that will be presented for action at the annual meeting other than the matters set forth herein. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Tom W. Olofson Chairman and Chief Executive Officer
April 24, 2009

EPIQ SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 3, 2009

10:00 a.m.

InterContinental Hotel

401 Ward Parkway

Kansas City, Missouri  64112

Epiq Systems, Inc.
501 Kansas Avenue, Kansas City, Kansas 66105	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 3, 2009.

The undersigned hereby appoints Tom W. Olofson and Christopher E. Olofson, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of Epiq Systems, Inc. of record in the name of the undersigned at the close of business on April 7, 2009, at the Annual Meeting of Shareholders of Epiq Systems, Inc. to be held on June 3, 2009, or at any adjournment or adjournments, hereby revoking all former proxies.

See reverse for voting instructions.

BACK

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #

INTERNET –	www.eproxy.com/epiq
Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 2, 2009.

PHONE –	1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 2, 2009.

MAIL -	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of Directors:	01 Tom W. Olofson	04 Edward M. Connolly, Jr.	☐	Vote FOR	☐	Vote WITHHELD
		02 Christopher E. Olofson	05 James A. Byrnes		all nominees		from all nominees
		03 W. Bryan Satterlee	06 Joel Pelofsky		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Item 2.

2.              Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the company for the year ending December 31, 2009.

☐ For	☐ Against	☐	Abstain

3.              Transaction of any other business properly coming before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:	Date

Signature(s) in Box

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held on June 3, 2009
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS To be held Wednesday, June 3, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 3, 2009
OUTSTANDING VOTING SECURITIES OF THE COMPANY
PROPOSAL 1—ELECTION OF DIRECTORS
The board of directors recommends a vote FOR the election of the nominees for director named above.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards During the Year Ended December 31, 2008
Outstanding Equity Awards at Fiscal Year-End December 31, 2008
Option Exercises and Stock Vested During the Year Ended December 31, 2008
Director Compensation For Year Ended December 31, 2008
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CORPORATE GOVERNANCE
PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
SHAREHOLDER PROPOSALS
ANNUAL REPORT
OTHER MATTERS